MORGAN STANLEY
                             SPECTRUM SERIES







        April 2008
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated May 1, 2008.










                                        Issued: May 30, 2008

[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.


                                                                                                                INCEPTION- COMPOUND
                                                                                                                 TO-DATE  ANNUALIZED
           1991   1992 1993  1994  1995 1996 1997 1998 1999  2000  2001  2002  2003 2004  2005 2006  2007   2008  RETURN    RETURN
FUND        %      %    %     %     %    %    %    %    %     %     %      %     %    %     %    %     %     %       %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency     --     --   --    --    --   --   --   --   --  11.7  11.1  12.2  12.4 (8.0)(18.3)(3.4)(13.5)   3.7     2.0     0.3
                                                           (6 mos.)                                       (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced     --     --   --  (1.7) 22.8 (3.6)18.2 16.4  0.8   0.9  (0.3)(10.1)  6.2 (5.6)  4.2  2.4   0.2   (4.8)   48.8     3.0
                           (2 mos.)                                                                        (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select ..  31.2  (14.4)41.6  (5.1) 23.6  5.3  6.2 14.2 (7.6)  7.1   1.7  15.4   9.6 (4.7) (5.0) 5.9   7.5   11.6   248.7     7.7
         (5 mos.)                                                                                          (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic    --     --   --   0.1  10.5 (3.5) 0.4  7.8 37.2 (33.1) (0.6)  9.4  24.0  1.7  (2.6)20.9   5.0    2.9    85.4     4.7
                           (2 mos.)                                                                        (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical    --     --   --  (2.2) 17.6 18.3  7.5 10.2 (7.5)  7.8  (7.2) 23.3  23.0  4.4  (5.4) 5.4 (14.2)   5.8   113.9     5.8
                           (2 mos.)                                                                        (4 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 522 Fifth Avenue, 13th Floor
 New York, NY 10036
 Telephone (212) 296-1999

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
APRIL 2008

Dear Limited Partner:


  The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of April 30, 2008 was as follows:


FUND                                  N.A.V.                  % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                     $10.20                        -3.50%
--------------------------------------------------------------------------------
Spectrum Global Balanced              $14.88                        -3.95%
--------------------------------------------------------------------------------
Spectrum Select                       $34.87                        -1.27%
--------------------------------------------------------------------------------
Spectrum Strategic                    $18.54                        -0.52%
--------------------------------------------------------------------------------
Spectrum Technical                    $21.39                        -2.73%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   EFFECTIVE MAY 8, 2008, MICHAEL ADAM IS NO LONGER A PRINCIPAL OF ASPECT CAPITAL LIMITED, A TRADING ADVISOR OF MORGAN STANLEY SPECTRUM TECHNICAL L.P.

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,


/s/ Walter J. Davis

Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

                      [This page intentionally left blank]

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------


                                               Month ended   YTD ended
                                                April 30,    April 30,
                                                  2008         2008
                                               -----------   ---------

              Australian dollar                    0.26         1.28
              British pound                       -0.10        -0.30
              Euro                                -0.44         2.55
              Japanese yen                        -0.68        -1.01
              Swiss franc                         -0.81         0.95
              Minor Currencies                    -1.15         2.77

       Note: Reflects trading results only and does not include fees or interest income.

              Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, Czech koruna, Chilean peso, Russian ruble, and Taiwan dollar.

During the month, the Fund incurred losses primarily from long positions in the Swiss franc, Japanese yen, euro, and Chilean peso, as well as short positions in the South African rand, Canadian dollar, and British pound versus the U.S. dollar. These losses were partially offset by gains from long positions in the Mexican peso and Australian dollar versus the U.S. dollar.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Losses were recorded from long positions in the Swiss franc, Japanese yen, euro, and Chilean peso versus the U.S. dollar as the value of the U.S. dollar moved higher against these currencies after the U.S. Institute for Supply Management's manufacturing index unexpectedly moved higher and a U.S. economic report showed private sector jobs unexpectedly increased in March, indicating the U.S. economy may withstand the ongoing credit crisis. Meanwhile, short positions in the South African rand versus the U.S. dollar resulted in losses as the value of the South African rand increased amid a rise in risk appetite due to a rebound in the global equity markets and renewed optimism regarding the future direction of the global economy, which boosted demand for higher-yielding, emerging-market currency assets. Additional losses were incurred from short positions in the Canadian dollar versus the U.S. dollar as the value of the Canadian dollar moved higher against the U.S. dollar amid rising energy prices. Finally, losses were recorded from short positions in the British pound versus the U.S. dollar as the value of the British pound moved higher at the end of the month on speculation that the Bank of England may slow the pace of interest rate cuts amid concerns of accelerating global inflation.

Gains were experienced from long positions in the Mexican peso versus the U.S. dollar as the value of the Mexican peso moved higher after the Bank of Mexico's decision to hold interest rates steady. Elsewhere, long positions in the Australian dollar versus the U.S. dollar achieved gains as the value of the Australian dollar climbed higher during the latter half of the month in tandem with rising commodity prices.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

                                               Month ended   YTD ended
                                                April 30,    April 30,
                                                   2008         2008
                                               -----------   ---------

              Currencies                          -1.77        -0.34
              Global Interest Rates               -1.87        -2.62
              Global Stock Indices                 0.05        -2.30
              Energies                             0.87        -0.17
              Metals                               0.17         0.67
              Agriculturals                       -0.99         2.84

       Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the global interest rate, currency, and agricultural sectors. These losses were partially offset by gains recorded in the energy and metals sectors. Trading results in the global stock index sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the global interest rate sector, long positions in U.S., Japanese, and European fixed-income futures experienced losses as prices moved lower amid a rebound in the global equity markets, which reduced demand for the "safe haven" of government bonds. In addition, prices of U.S. and Japanese interest rate futures declined on speculation that the U.S. Federal Reserve and Bank of Japan may not ease borrowing costs as much as previously expected due to accelerating global inflation.

Additional losses were incurred in the currency sector from short positions in the Canadian dollar versus the U.S. dollar as the value of the Canadian dollar moved higher against the U.S. dollar amid rising energy prices. Losses were also recorded from short positions in the British pound versus the Swiss franc and U.S. dollar as the value of the British pound strengthened against these currencies amid speculation that the Bank of England may slow the pace of interest rate cuts amid concerns of accelerating global inflation. Further losses were experienced from short positions in the euro versus the U.S. dollar during the beginning of the month as the value of the euro strengthened against the U.S. dollar on speculation that the European Central Bank may raise interest rates in response to rising inflation.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Smaller losses were recorded in the agricultural markets from short futures positions in live cattle and lean hogs as prices rose due to signs of increasing demand. Elsewhere, losses were experienced from short futures positions in the soybean complex as prices moved higher after a government report showed a rise in demand for U.S. supplies following labor disputes that slowed exports from Argentina and Brazil.

Within the energy markets, long futures positions in crude oil and its related products experienced gains as prices increased after unexpected plant shutdowns in the U.S. and a decrease in Mexican and Nigerian output curbed supplies. In addition, prices were pressured higher on news that OPEC output fell in March for the first time since August 2007.

Smaller gains were recorded in the metals markets from short positions in tin and zinc futures as prices decreased amid speculation that a continued slowdown in global economic growth may erode future demand for base metals.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

                                               Month ended   YTD ended
                                                April 30,    April 30,
                                                   2008         2008
                                               -----------   ---------

              Currencies                          -0.56         2.72
              Global Interest Rates               -1.03         1.91
              Global Stock Indices                -1.00         0.67
              Energies                             2.20         2.96
              Metals                              -0.12         1.77
              Agriculturals                       -0.15         4.90

       Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the global interest rate, global stock index, currency, agricultural, and metals sectors. These losses were partially offset by gains recorded in the energy sector.

Within the global interest rate sector, long positions in U.S., European, and Japanese fixed-income futures experienced losses as prices moved lower amid a rebound in the global equity markets, which reduced demand for the "safe haven" of government bonds. In addition, prices of U.S. and Japanese interest rate futures declined on speculation that the U.S. Federal Reserve and Bank of Japan may not ease borrowing costs as much as previously expected due to accelerating global inflation.

Additional losses were recorded in the global stock index sector from short positions in European, U.S., and Japanese equity index futures as prices reversed higher due to restored confidence in the global financial markets following news of better-than-expected corporate earnings reports from the financial and technology sectors, as well as a smaller-than-expected drop in U.S. jobs data, which increased optimism that the U.S. may be able to avoid a recession.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Losses were also incurred in the currency sector from long positions in the Swiss franc and euro versus the U.S. dollar as the value of the U.S. dollar strengthened against these currencies after the U.S. Institute for Supply Management's manufacturing index unexpectedly moved higher and a U.S. economic report showed private sector jobs unexpectedly increased in March, indicating the U.S. economy may withstand the ongoing credit crisis. Meanwhile, short positions in the Canadian dollar versus the U.S. dollar resulted in losses as the value of the Canadian dollar moved higher against the U.S. dollar amid rising energy prices.

Smaller losses were experienced in the agricultural markets from short futures positions in the soybean complex as prices moved higher after a government report showed a rise in demand for U.S. supplies following labor disputes that slowed exports from Argentina and Brazil. Elsewhere, short positions in live cattle futures resulted in losses as prices rose due to signs of increasing demand.

Within the metals markets, long positions in gold futures resulted in losses as prices reversed lower due to a rise in the value of the U.S. dollar. Elsewhere in the metals complex, long positions in aluminum futures recorded losses as prices decreased amid speculation that a continued slowdown in global economic growth may erode future demand for base metals.

Within the energy markets, long futures positions in crude oil and its related products experienced gains as prices increased after unexpected plant shutdowns in the U.S. and a decrease in Mexican and Nigerian output curbed supplies. In addition, prices were pressured higher on news that OPEC output fell in March for the first time since August 2007. Meanwhile, long positions in natural gas futures resulted in gains as prices rose after a government report showed U.S. inventories declined to the lowest level since 2005 amid speculation that demand may increase.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------


                                               Month ended   YTD ended
                                                April 30,    April 30,
                                                   2008         2008
                                               -----------   ---------

              Currencies                          -0.53        -1.12
              Global Interest Rates               -1.35         0.32
              Gobal Stock Indices                 -0.26        -2.77
              Energies                             0.43         0.52
              Metals                              -0.64         1.21
              Agriculturals                        2.62         7.97

       Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the global interest rate, metals, currency, and global stock index sectors. These losses were partially offset by gains recorded in the agricultural and energy sectors.

Within the global interest rate sector, long positions in European and U.S. fixed-income futures experienced losses as prices moved lower amid a rebound in the global equity markets, which reduced demand for the "safe haven" of government bonds. In addition, prices of U.S. interest rate futures declined on speculation that the U.S. Federal Reserve may not ease borrowing costs as much as previously expected due to accelerating global inflation.

Additional losses were incurred in the metals markets from long positions in aluminum and zinc futures as prices decreased amid speculation that a continued slowdown in global economic growth may erode future demand for base metals. Elsewhere in the metals complex, long positions in gold futures resulted in losses as prices reversed lower due to a rise in the value of the U.S. dollar.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Smaller losses were incurred in the currency sector from short positions in the Japanese yen versus the U.S. dollar during the beginning of the month as the value of the Japanese yen rose after Japanese retailers forecasted profit increases this year. Meanwhile, long positions in the Swiss franc, euro, and New Zealand dollar versus the U.S. dollar resulted in losses as the value of the U.S. dollar strengthened against these currencies after the U.S. Institute for Supply Management's manufacturing index unexpectedly moved higher and a U.S. economic report showed private sector jobs unexpectedly increased in March, indicating the U.S. economy may withstand the ongoing credit crisis.

Within the global stock index sector, losses were recorded from short positions in European and U.S. equity index futures as prices reversed higher due to restored confidence in the global financial markets following news of better-than-expected corporate earnings reports from the financial and technology sectors, as well as a smaller-than-expected drop in U.S. jobs data, which increased optimism that the U.S. may be able to avoid a recession.

Within the agricultural markets, gains were experienced from long positions in cocoa futures as prices moved higher on fears that dry weather may damage crops in the Ivory Coast, the world's largest cocoa producer. Elsewhere, gains were recorded from long futures positions in the soybean complex as prices moved higher after a government report showed a rise in demand for U.S. supplies following labor disputes that slowed exports from Argentina and Brazil. Finally, long positions in corn futures resulted in gains as prices increased on concerns that wet weather may delay planting and reduce yields in the U.S., the world's largest producer and exporter of corn.

Within the energy markets, long futures positions in unleaded gas experienced gains as prices increased after unexpected plant shutdowns in the U.S. and a decrease in Mexican and Nigerian output curbed supplies. In addition, prices were pressured higher on news that OPEC output fell in March for the first time since August 2007. Smaller gains were recorded from long positions in natural gas as prices rose after a government report showed U.S. inventories declined to the lowest level since 2005 amid speculation that demand may increase.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

                                               Month ended   YTD ended
                                                April 30,    April 30,
                                                   2008        2008
                                               -----------   ---------
              Currencies                          -0.49         2.71
              Global Interest Rates               -2.06         0.20
              Global Stock Indices                -1.30        -0.23
              Energies                             2.04         3.60
              Metals                              -0.38         0.62
              Agriculturals                        0.10         2.62

       Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the global interest rate, global stock index, currency, and metals sectors. These losses were partially offset by gains recorded in the energy and agricultural sectors.

Within the global interest rate sector, long positions in U.S., Japanese, and European fixed-income futures experienced losses as prices moved lower amid a rebound in the global equity markets, which reduced demand for the "safe haven" of government bonds. In addition, prices of U.S. and Japanese interest rate futures declined on speculation that the U.S. Federal Reserve and Bank of Japan may not ease borrowing costs as much as previously expected due to accelerating global inflation.

Additional losses were recorded in the global stock index sector from short positions in European, Japanese, and U.S. equity index futures as prices reversed higher due to restored confidence in the global financial markets following news of better-than-expected corporate earnings reports from the financial and technology sectors, as well as a smaller-than-expected drop in U.S. jobs data, which increased optimism that the U.S. may be able to avoid a recession.

Smaller losses were incurred in the currency sector from long positions in the Japanese yen, euro, and Swiss franc versus the U.S. dollar as the value of the U.S. dollar strengthened against these currencies after the U.S. Institute for Supply Management's manufacturing index unexpectedly moved higher and a U.S. economic report showed private sector jobs unexpectedly increased in March, indicating the U.S. economy may withstand the ongoing credit crisis.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the metals markets, long positions in gold and silver futures resulted in losses as prices reversed lower due to a rise in the value of the U.S. dollar. Elsewhere in the metals complex, long positions in aluminum futures recorded losses as prices decreased amid speculation that a continued slowdown in global economic growth may erode future demand for base metals.

Within the energy markets, long futures positions in crude oil and its related products experienced gains as prices increased after unexpected plant shutdowns in the U.S. and a decrease in Mexican and Nigerian output curbed supplies. In addition, prices were pressured higher on news that OPEC output fell in March for the first time since August 2007. Meanwhile, long positions in natural gas futures resulted in gains as prices rose after a government report showed U.S. inventories declined to the lowest level since 2005 amid speculation that demand may increase.

Smaller gains were recorded in the agricultural markets from long futures positions in the soybean complex as prices moved higher after a government report showed a rise in demand for U.S. supplies following labor disputes that slowed exports from Argentina and Brazil. Elsewhere, long positions in cocoa futures resulted in gains as prices moved higher on fears that dry weather may damage crops in the Ivory Coast, the world's largest cocoa producer. Finally, gains were experienced from long positions in corn futures as prices increased on concerns that wet weather may delay planting and reduce yields in the U.S., the world's largest producer and exporter of corn.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED APRIL 30, 2008 (UNAUDITED)

                                         MORGAN STANLEY                  MORGAN STANLEY
                                       SPECTRUM CURRENCY            SPECTRUM GLOBAL BALANCED
                                  ---------------------------      ---------------------------
                                               PERCENTAGE OF                    PERCENTAGE OF
                                               APRIL 1, 2008                    APRIL 1, 2008
                                                 BEGINNING                        BEGINNING
                                  AMOUNT      NET ASSET VALUE      AMOUNT      NET ASSET VALUE
                                  ------      ---------------      ------      ---------------
                                    $                %                $                %
INVESTMENT INCOME
    Interest income (Note 2)        76,040           .07             29,602           .09
                                ----------        ------         ----------        ------
EXPENSES
    Brokerage fees (Note 2)        409,364           .38            126,631           .38
    Management fees (Note 3)       177,984           .17             45,913           .14
    Incentive fee (Note 3)          59,311           .06                 --            --
                                ----------        ------         ----------        ------
        Total Expenses             646,659           .61            172,544           .52
                                ----------        ------         ----------        ------
NET INVESTMENT LOSS               (570,619)         (.54)          (142,942)         (.43)
                                ----------        ------         ----------        ------
TRADING RESULTS
Trading profit (loss):
    Realized                       746,553           .70         (1,009,522)        (3.06)
    Net change in unrealized    (3,908,467)        (3.66)          (152,777)         (.46)
                                ----------        ------         ----------        ------
        Total Trading Results   (3,161,914)        (2.96)        (1,162,299)        (3.52)
                                ----------        ------         ----------        ------
NET LOSS                        (3,732,533)        (3.50)        (1,305,241)        (3.95)
                                ==========        ======         ==========        ======


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED APRIL 30, 2008 (UNAUDITED)

                                  MORGAN STANLEY                            MORGAN STANLEY
                                SPECTRUM CURRENCY                      SPECTRUM GLOBAL BALANCED
                     ---------------------------------------    -------------------------------------
                                                        PER                                      PER
                         UNITS            AMOUNT       UNIT         UNITS          AMOUNT       UNIT
                     --------------    ------------    -----    -------------    -----------    -----
                                             $           $                            $            $
Net Asset Value,
  April 1, 2008      10,099,889.784     106,790,548    10.57    2,132,316.255     33,034,209    15.49
Net Loss                         --      (3,732,533)    (.37)              --     (1,305,241)    (.61)
Redemptions            (214,331.442)     (2,186,181)   10.20      (33,363.625)      (496,451)   14.88
Subscriptions            20,696.762         211,107    10.20        7,258.066        108,000    14.88
                      -------------     -----------             -------------     ----------
Net Asset Value,
    April 30, 2008    9,906,255.104     101,082,941    10.20    2,106,210.696     31,340,517    14.88
                     ==============    ============             =============    ===========

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED APRIL 30, 2008 (UNAUDITED)


                                        MORGAN STANLEY                  MORGAN STANLEY                    MORGAN STANLEY
                                       SPECTRUM SELECT                SPECTRUM STRATEGIC                SPECTRUM TECHNICAL
                                -----------------------------    -----------------------------    ------------------------------
                                               PERCENTAGE OF                    PERCENTAGE OF                     PERCENTAGE OF
                                               APRIL 1, 2008                    APRIL 1, 2008                     APRIL 1, 2008
                                                 BEGINNING                        BEGINNING                         BEGINNING
                                  AMOUNT      NET ASSET VALUE      AMOUNT      NET ASSET VALUE      AMOUNT       NET ASSET VALUE
                                ----------    ---------------    ----------    ---------------    -----------    ---------------
                                    $                %                $               %                $                %
INVESTMENT INCOME
    Interest income (Note 2)       410,219           .07            157,516            .07            436,851           .07
                                ----------        ------         ----------         ------        -----------        ------
EXPENSES
    Brokerage fees (Note 2)      2,861,328           .50          1,092,933            .50          3,021,542           .50
    Management fees (Note 3)     1,149,488           .20            507,495            .23          1,122,413           .18
                                ----------        ------         ----------         ------        -----------        ------
        Total Expenses           4,010,816           .70          1,600,428            .73          4,143,955           .68
                                ----------        ------         ----------         ------        -----------        ------
NET INVESTMENT LOSS             (3,600,597)         (.63)        (1,442,912)          (.66)        (3,707,104)         (.61)
                                ----------        ------         ----------         ------        -----------        ------
TRADING RESULTS
Trading profit (loss):
    Realized                    (3,994,609)         (.70)        (4,877,812)         (2.23)       (10,431,221)        (1.73)
    Net change in unrealized       338,881           .06          5,177,327           2.37         (2,367,538)         (.39)
                                ----------        ------         ----------         ------        -----------        ------
        Total Trading Results   (3,655,728)         (.64)           299,515            .14        (12,798,759)        (2.12)
                                ----------        ------         ----------         ------        -----------        ------
NET LOSS                        (7,256,325)        (1.27)        (1,143,397)          (.52)       (16,505,863)        (2.73)
                                ==========        ======         ==========         ======        ===========        ======


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED APRIL 30, 2008 (UNAUDITED)


                                MORGAN STANLEY                      MORGAN STANLEY                       MORGAN STANLEY
                               SPECTRUM SELECT                    SPECTRUM STRATEGIC                   SPECTRUM TECHNICAL
                     -----------------------------------  -----------------------------------  -----------------------------------
                                                    PER                                  PER                                  PER
                         UNITS          AMOUNT     UNIT       UNITS          AMOUNT     UNIT        UNITS         AMOUNT      UNIT
                     --------------  ------------  -----  --------------  ------------  -----  --------------  ------------  -----
                                           $         $                          $         $                          $         $
Net Asset Value,
    April 1, 2008    16,201,560.467   572,265,599  35.32  11,729,999.332   218,586,530  18.63  27,474,957.917   604,308,479  21.99
Net Loss                         --    (7,256,325)  (.45)             --    (1,143,397)  (.09)             --   (16,505,863)  (.60)
Redemptions            (302,430.405)  (10,545,748) 34.87    (168,294.087)   (3,120,172) 18.54    (482,933.710)  (10,329,952) 21.39
Subscriptions           134,198.844     4,679,513  34.87     163,270.596     3,027,037  18.54     181,697.222     3,886,504  21.39
                     --------------   -----------         --------------   -----------         --------------   -----------
Net Asset Value,
    April 30, 2008   16,033,328.906   559,143,039  34.87  11,724,975.841   217,349,998  18.54  27,173,721.429   581,359,168  21.39
                     ==============  ============         ==============  ============         ==============  ============


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

    On January 1, 2008, the portion of the Partnership's assets which are managed by Blenheim Capital Management, L.L.C. ("Blenheim") were initially invested as capital in Morgan Stanley Managed Futures BHM I, LLC ("BHM I, LLC"). BHM I, LLC was formed in order to permit commodity pools operated by Demeter Management Corporation ("Demeter") and managed by Blenheim to invest together in one trading vehicle and promote efficiency and economy in the trading process. Demeter is the trading manager of BHM I, LLC. The Partnership's allocation to Blenheim is effected by investing substantially all of the capital that is allocated to Blenheim in the Trading Company. There is no change to the investors as a result of the investment in BHM I, LLC as all the fees are all calculated at the Partnership level.

    The general partner of each Partnership is Demeter. The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). Spectrum Currency's sole commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

    Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

    The Partnerships' functional currency is the U.S. dollar; however, the Partnerships may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

    Brokerage fees for Spectrum Select, Spectrum Strategic, and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

    Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

    Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their Units among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIP, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
 C-View International Limited
 DKR Fusion Management L.P.
 FX Concepts Trading Advisor, Inc.
 John W. Henry & Company, Inc.
 Sunrise Capital Partners, LLC-

Morgan Stanley Spectrum Global Balanced L.P.
 Altis Partners (Jersey) Limited ("Altis")
 C-View International Limited ("C-View")
 SSARIS Advisors, LLC ("SSARIS")

Morgan Stanley Spectrum Select L.P.
 Altis Partners (Jersey) Limited
 EMC Capital Management, Inc. ("EMC")
 Graham Capital Management, L.P. ("Graham")
 Northfield Trading L.P. ("Northfield")
 Rabar Market Research, Inc. ("Rabar")
 Sunrise Capital Management, Inc. ("Sunrise")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Morgan Stanley Spectrum Strategic L.P.
 Blenheim Capital Management, L.L.C.
 Eclipse Capital Management, Inc. ("Eclipse")
 FX Concepts Trading Advisor, Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
 Aspect Capital Limited ("Aspect")
 Campbell & Company, Inc. ("Campbell")
 Chesapeake Capital Corporation ("Chesapeake")
 John W. Henry & Company, Inc. ("JWH")
 Rotella Capital Management Inc. ("Rotella")
 Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to SSARIS on the first day of each month (a 1.25% annual rate), 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), and 1/6 of 1% per month of Net Assets allocated to C-View on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Select is accrued at a rate of 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), 1/6 of 1% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate).

    The management fee for Spectrum Strategic is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate).

    The management fee for Spectrum Technical is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to Aspect, Chesapeake, JWH, Rotella, and Winton on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Campbell on the first day of each month (a 3% annual rate).

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

    Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to SSARIS as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and C-View as of the end of each calendar month.

    Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and Graham as of the end of each calendar month.

    Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

    Spectrum Technical pays a monthly incentive fee equal to 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to each of Aspect, Campbell, JWH, Rotella, and Winton as of the end of each calendar month.

    Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

    For all trading advisors with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                         Demeter Management Corporation
                         522 Fifth Avenue, 13th Floor
                         New York, NY 10036




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